EXHIBIT 99.D

                     H.J. HEINZ III REVOCABLE TRUST (NO. 1)

 Set forth below are the names, citizenship, residence or business addresses and present principal occupation or employment and the principal business and address of any corporation or other organization in which such employment is conducted, in each case with respect to each trustee of the Revocable Trust (other than the name, such information is provided below only if it does not appear elsewhere herein):

Teresa Heinz

Mellon Bank, N.A.

    The beneficial ownership information with respect to such trustees appears elsewhere herein.

    No trustee has effected any transaction in shares of Common Stock during the sixty day period preceding the date of this Statement except Mellon Bank, N.A., which has effectuated transactions in its fiduciary capacity as trustee, agent or custodian to unrelated trusts.

    Set forth below are the numbers of shares purchased and sold by Mellon Bank, N.A. during the last 60 days, broken down on a weekly basis:

                    Purchased   Sold
                    ---------  ------
Week of April 17        4,200  15,300

Week of April 24       60,900   3,650

Week of May 1          71,801  21,016

Week of May 8           1,400  27,350

Week of May 15         12,400  22,672

Week of May 22         13,100  17,422

Week of May 30         66,200   4,275

Week of June 5         22,640   4,204

Week of June 12         1,750   8,821

    All purchases and sales of the Common Stock were made at market price at the time of this transaction.

    All purchases and sales of the Common Stock were made in open market transactions through a broker.

    The shares of Common Stock held by the trustees are held by them for the benefit of beneficiaries of the members of the Group which persons in some cases, have the right to receive dividends on, or the proceeds from the disposition of, the Common Stock so held. No person has the right to receive dividends or proceeds from 5% or more of the outstanding Common Stock held by such trustees except Mellon Bank, N.A., which has the right to receive dividends on the shares it holds in various capacities in unrelated accounts.

                              Page 22 of 53 Pages